Contacts:

Media - Blair Fasbender Rosenberg
646-429-6032
media@macys.com

Investors – Monica Koehler
513-579-7780
investors@macys.com

FOR IMMEDIATE RELEASE

Macy’s, Inc. Reports Third Quarter 2017 Earnings Above Prior Year and
Re-affirms Full-Year Guidance

CINCINNATI--November 9, 2017-- Macy’s, Inc. (NYSE: M) today reported third quarter 2017 earnings per diluted share of 12 cents, or 23 cents per share excluding restructuring and other costs and non-cash retirement plan settlement charges. This compares with 5 cents per share in the third quarter of 2016, or 17 cents excluding non-cash retirement plan settlement charges.

The company also reaffirmed its sales and earnings guidance for full-year 2017.

“Overall, we're pleased with the results for the third quarter and we remain on track to meet our full-year sales and earnings guidance for 2017. Importantly, we also saw better gross margin performance primarily due to our tightly controlled inventory position. A highlight of the third quarter was the launch of the new Star Rewards loyalty program - our best customers are responding positively. We also saw continued double-digit growth in digital and are encouraged by the potential of Backstage in Macy’s stores,” said Jeff Gennette, Macy’s, Inc. chief executive officer.

“We are excited about our plans for holiday, which is when Macy’s truly shines as a gifting destination. The loyalty program, special in-store experiences and a strong mobile and online presence will help drive holiday sales. We are bringing our fashion authority to bear on holiday trends and have a strong product assortment. Our best customer will also find the convenience she expects and the holiday experiences she loves. Macy’s remains intensely focused on executing all aspects of our North Star Strategy. We expect continued improvement in our trends in the fourth quarter, including a solid lift from loyalty and digital, and intend to head into 2018 with momentum,” continued Gennette.

Sales

Sales in the third quarter of 2017 totaled $5.281 billion, a decrease of 6.1 percent, compared with sales of $5.626 billion in the third quarter of 2016. The year-over-year decline in total sales reflects, in part, the closure of stores previously announced by the company. Comparable sales on an owned basis were down 4.0 percent in the third quarter and down 3.6 percent on an owned plus licensed basis.

Operating Income

Macy’s, Inc.’s operating income for the third quarter of 2017 totaled $121 million, or 2.3 percent of sales, compared to $107 million, or 1.9 percent of sales, for the third quarter of 2016. Operating income for the third quarter of 2017 totaled $176 million, or 3.3 percent of sales, excluding restructuring and other costs of $33 million and non-cash retirement plan settlement charges of $22 million. Operating income for the third quarter of 2016 totaled $169 million, or 3.0 percent of sales, excluding non-cash retirement plan settlement charges of $62 million.

Operating income for the third quarter included $65 million in book gains related to the sales of real estate compared to $41 million in the third quarter of 2016.

Cash Flow

Net cash provided by operating activities was $389 million in the first three quarters of 2017, compared with $308 million in the first three quarters of 2016. Net cash used by investing activities in the first three quarters of 2017 was $346 million, compared with $491 million in the first three quarters of 2016. Operating cash inflows net of investing were $43 million in the first three quarters of 2017, compared with cash outflows of $183 million in the first three quarters of 2016.

Store Openings/Closings

In the third quarter of 2017, the company opened eight new freestanding Bluemercury beauty specialty stores for a total of 135 stores and seven new Macy’s Backstage off-price stores within existing Macy’s stores for a total of 45 locations. During the quarter, the company announced that it will close the following stores in early 2018: Laguna Hills Mall in Laguna Hills, CA; Stonestown Galleria in San Francisco, CA; and Westside Pavilion in Los Angeles, CA.

Looking Ahead

Macy’s, Inc. reaffirms its previously provided guidance for full-year 2017. The company expects comparable sales on an owned basis to decline between 2.2 percent and 3.3 percent, with comparable sales on an owned plus licensed basis to decline between 2.0 percent and 3.0 percent. Total sales are expected to be down between 3.2 percent and 4.3 percent in fiscal 2017. Total sales for fiscal 2017 reflect a 53rd week, whereas comparable sales are on a 52-week basis. As previously announced in August, the company expects a 1 cent increase in adjusted earnings per diluted share due to the restructuring of our merchandising operations. Macy’s, Inc. now expects adjusted earnings per diluted share of between $3.38 and $3.63 in 2017, excluding the impact of the anticipated settlement charges, restructuring and other costs and net premiums and fees associated with debt repurchases. Excluding the impact of the anticipated fourth quarter gain on the sale of the Union Square Men’s building in San Francisco and the anticipated settlement charges, restructuring and other costs and net premiums and fees associated with debt repurchases, adjusted earnings per diluted share of $2.91 to $3.16 are expected in 2017.

Important Information Regarding Financial Measures

Please see the final pages of this news release for important information regarding the calculation of the company’s non-GAAP financial measures.

Macy’s, Inc. is one of the nation’s premier retailers. With fiscal 2016 sales of $25.778 billion and approximately 140,000 employees, the company operates more than 700 department stores under the nameplates Macy’s and Bloomingdale’s, and approximately 160 specialty stores that include Bloomingdale’s The Outlet, Bluemercury and Macy’s Backstage. Macy’s, Inc. operates stores in 45 states, the District of Columbia, Guam and Puerto Rico, as well as macys.com, bloomingdales.com and bluemercury.com. Bloomingdale’s stores in Dubai and Kuwait are operated by Al Tayer Group LLC under license agreements. Macy’s, Inc. has corporate offices in Cincinnati, Ohio, and New York, New York.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed real estate and other transactions, prevailing interest rates and non-recurring charges, store closings, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet, mail-order catalogs and television shopping and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission. Macy’s disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

NOTE: Additional information on Macy’s, Inc., including past news releases, is available at www.macysinc.com/pressroom. A webcast of Macy's, Inc.’s call with analysts and investors will be held today (November 9) at 10 a.m. ET. The webcast is accessible to the media and general public via the company's website at www.macysinc.com. Analysts and investors may call in on 1-888-394-8218, passcode 3593887. A replay of the conference call can be accessed on the website or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call.

Macy's, Inc. is scheduled to present at the Morgan Stanley Annual Global Consumer & Retail Conference at 8:40 a.m. ET on Tuesday, November 14, in New York City. Media and investors may access a live audio webcast of the presentation at www.macysinc.com/ir on November 14. A replay of the webcast will be available on the company's website.

MACY’S, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended		13 Weeks Ended
	October 28, 2017		October 29, 2016
	$	% to Net sales	$	% to Net sales

Net sales	$5,281		$5,626

Cost of sales (Note 2)	3,175	60.1%	3,386	60.2%

Gross margin	2,106	39.9%	2,240	39.8%

Selling, general and administrative expenses	(1,995)	(37.8%)	(2,112)	(37.5%)

Gains on sale of real estate	65	1.2%	41	0.7%

Restructuring and other costs (Note 3)	(33)	(0.6%)	—	—%

Settlement charges (Note 4)	(22)	(0.4%)	(62)	(1.1%)

Operating income	121	2.3%	107	1.9%

Interest expense – net	(74)		(81)

Income before income taxes	47		26

Federal, state and local income tax expense (Note 5)	(13)		(11)

Net income	34		15

Net loss attributable to noncontrolling interest	2		2

Net income attributable to Macy's, Inc. shareholders	$36		$17

Basic earnings per share attributable to Macy's, Inc. shareholders	$.12		$.05

Diluted earnings per share attributable to Macy's, Inc. shareholders	$.12		$.05

Average common shares:
Basic	305.5		308.4
Diluted	306.5		310.6

End of period common shares outstanding	304.6		305.7

Depreciation and amortization expense	$254		$267

MACY’S, INC.

Consolidated Statements of Income (Unaudited)

Notes:

(1)
Because of the seasonal nature of the retail business, the results of operations for the 13 weeks ended October 28, 2017 and October 29, 2016 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)
Merchandise inventories are valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of the LIFO retail inventory method did not result in the recognition of any LIFO charges or credits affecting cost of sales for the 13 weeks ended October 28, 2017 or October 29, 2016.

(3)
For the 13 weeks ended October 28, 2017, restructuring and other costs amounted to $33 million on a pre-tax basis, $21 million after tax or $.07 per diluted share attributable to Macy’s, Inc. These charges primarily relate to severance and other human resource related costs associated with organizational restructuring.

(4)
For the 13 weeks ended October 28, 2017 and October 29, 2016, non-cash settlement charges of $22 million and $62 million, respectively, were recognized on a pre-tax basis. The after tax effect of these charges during the 13 weeks ended October 28, 2017 was $14 million, or $.04 per diluted share attributable to Macy’s, Inc. The after tax effect of these charges during the 13 weeks ended October 29, 2016 was $37 million, or $.12 per diluted share attributable to Macy’s, Inc. These charges result from an increase in lump sum distributions from the Company’s defined benefit retirement plans and are associated with store closings, a voluntary separation program and organizational restructuring, in addition to periodic distribution activity.

(5)
Federal, state and local income taxes differ from the federal income tax statutory rate of 35%, principally because of the effect of state and local taxes, including the settlement of various tax issues and tax examinations.

MACY’S, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	39 Weeks Ended		39 Weeks Ended
	October 28, 2017		October 29, 2016
	$	% to Net sales	$	% to Net sales

Net sales	$16,171		$17,263

Cost of sales (Note 2)	9,794	60.6%	10,370	60.1%

Gross margin	6,377	39.4%	6,893	39.9%

Selling, general and administrative expenses	(5,853)	(36.1%)	(6,139)	(35.5%)

Gains on sale of real estate	176	1.1%	76	0.4%

Impairments, restructuring and other costs (Note 3)	(33)	(0.2%)	(249)	(1.4%)

Settlement charges (Note 4)	(73)	(0.5%)	(81)	(0.5%)

Operating income	594	3.7%	500	2.9%

Interest expense – net	(237)		(276)

Net premiums on early retirement of debt (Note 5)	(1)		—

Income before income taxes	356		224

Federal, state and local income tax expense (Note 6)	(140)		(85)

Net income	216		139

Net loss attributable to noncontrolling interest	6		5

Net income attributable to Macy's, Inc. shareholders	$222		$144

Basic earnings per share attributable to Macy's, Inc. shareholders	$.73		$.46

Diluted earnings per share attributable to Macy's, Inc. shareholders	$.73		$.46

Average common shares:
Basic	305.3		309.5
Diluted	306.6		311.8

End of period common shares outstanding	304.6		305.7

Depreciation and amortization expense	$741		$787

MACY’S, INC.

Consolidated Statements of Income (Unaudited)

Notes:

(1)
Because of the seasonal nature of the retail business, the results of operations for the 39 weeks ended October 28, 2017 and October 29, 2016 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year. Further, results for the 39 weeks ended October 28, 2017 and October 29, 2016 may not equal the sum of the quarterly results for the respective periods due to rounding conventions.

(2)
Merchandise inventories are valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of the LIFO retail inventory method did not result in the recognition of any LIFO charges or credits affecting cost of sales for the 39 weeks ended October 28, 2017 or October 29, 2016.

(3)
For the 39 weeks ended October 28, 2017 and October 29, 2016, impairments, restructuring and other costs amounted to $33 million and $249 million, respectively, on a pre-tax basis. The after tax effect of these charges during the 39 weeks ended October 28, 2017 was $21 million, or $.07 per diluted share attributable to Macy’s, Inc. The after tax effect of these charges during the 39 weeks ended October 29, 2016 was $152 million after tax, or $.49 per diluted share attributable to Macy’s, Inc. These charges primarily relate to store closings, severance and other human resource related costs associated with organizational restructuring.

(4)
For the 39 weeks ended October 28, 2017 and October 29, 2016, non-cash settlement charges of $73 million and $81 million, respectively, were recognized on a pre-tax basis. The after tax effect of these charges during the 39 weeks ended October 28, 2017 was $46 million, or $.15 per diluted share attributable to Macy’s, Inc. The after tax effect of these charges during the 39 weeks ended October 29, 2016 was $50 million, or $.16 per diluted share attributable to Macy’s, Inc. These charges result from an increase in lump sum distributions from the Company’s defined benefit retirement plans and are associated with store closings, a voluntary separation program and organizational restructuring, in addition to periodic distribution activity.

(5)	The 39 weeks ended October 28, 2017 include expense associated with the early retirement of debt of approximately $1 million on a pre-tax basis.

(6)
Federal, state and local income taxes differ from the federal income tax statutory rate of 35%, principally because of the effect of state and local taxes, including the settlement of various tax issues and tax examinations as well as the recognition of approximately $12 million of net tax deficiencies for the 39 weeks ended October 28, 2017, associated with share-based payment awards due to the adoption of Accounting Standards Update 2016-09, Improvements to Employee Share-Based Payment Accounting. Historically, the Company had recognized such amounts as an offset to accumulated excess tax benefits previously recognized in additional paid-in capital.

MACY’S, INC.

Consolidated Balance Sheets (Unaudited)

(millions)

	October 28, 2017	January 28, 2017	October 29, 2016
ASSETS:
Current Assets:
Cash and cash equivalents	$534	$1,297	$457
Receivables	219	522	262
Merchandise inventories	7,065	5,399	7,587
Income tax receivable	—	—	60
Prepaid expenses and other current assets	432	408	454
Total Current Assets	8,250	7,626	8,820

Property and Equipment – net	6,742	7,017	7,149
Goodwill	3,897	3,897	3,897
Other Intangible Assets – net	491	498	499
Other Assets	835	813	909

Total Assets	$20,215	$19,851	$21,274

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Short-term debt	$22	$309	$938
Merchandise accounts payable	3,173	1,423	3,375
Accounts payable and accrued liabilities	3,162	3,563	2,930
Income taxes	34	352	—
Total Current Liabilities	6,391	5,647	7,243

Long-Term Debt	6,297	6,562	6,563
Deferred Income Taxes	1,553	1,443	1,548
Other Liabilities	1,750	1,877	2,129
Shareholders' Equity:
Macy's, Inc.	4,231	4,323	3,789
Noncontrolling interest	(7)	(1)	2
Total Shareholders' Equity	4,224	4,322	3,791

Total Liabilities and Shareholders’ Equity	$20,215	$19,851	$21,274

Note: Certain reclassifications were made to prior year’s amounts to conform with the classifications of such amounts in the most recent years.

MACY’S, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

	39 Weeks Ended
	October 28, 2017	October 29, 2016
Cash flows from operating activities:
Net income	$216	$139
Adjustments to reconcile net income to net cash provided by operating activities:
Impairments, restructuring and other costs	33	249
Settlement charges	73	81
Depreciation and amortization	741	787
Stock-based compensation expense	46	56
Gains on sale of real estate	(176)	(76)
Amortization of financing costs and premium on acquired debt	(10)	(14)
Changes in assets and liabilities:
Decrease in receivables	274	237
Increase in merchandise inventories	(1,665)	(2,081)
Increase in prepaid expenses and other current assets	(20)	(37)
Increase in merchandise accounts payable	1,630	1,665
Decrease in accounts payable, accrued liabilities and other items not separately identified	(375)	(380)
Decrease in current income taxes	(318)	(287)
Increase in deferred income taxes	49	45
Change in other assets and liabilities not separately identified	(109)	(76)
Net cash provided by operating activities	389	308

Cash flows from investing activities:
Purchase of property and equipment	(359)	(451)
Capitalized software	(191)	(230)
Disposition of property and equipment	212	138
Other, net	(8)	52
Net cash used by investing activities	(346)	(491)

Cash flows from financing activities:
Debt issued	—	51
Financing costs	(1)	(3)
Debt repaid	(554)	(174)
Dividends paid	(346)	(344)
Increase in outstanding checks	80	193
Acquisition of treasury stock	(1)	(230)
Issuance of common stock	3	31
Proceeds from noncontrolling interest	13	7
Net cash used by financing activities	(806)	(469)

Net decrease in cash and cash equivalents	(763)	(652)
Cash and cash equivalents beginning of period	1,297	1,109

Cash and cash equivalents end of period	$534	$457

Note: Certain reclassifications were made to prior year’s amounts to conform with the classifications of such amounts in the most recent years.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP financial measures provide users of the Company's financial information with additional useful information in evaluating operating performance. Management believes that providing supplemental changes in comparable sales on an owned plus licensed basis, which includes the impact of growth in comparable sales of departments licensed to third parties, assists in evaluating the Company's ability to generate sales growth, whether through owned businesses or departments licensed to third parties, and in evaluating the impact of changes in the manner in which certain departments are operated. In addition, management believes that excluding certain items from operating income or diluted earnings per share attributable to Macy's, Inc. shareholders that are not associated with the Company’s core operations and that may vary substantially in frequency and magnitude period-to-period provides useful supplemental measures that assist in evaluating the Company's ability to generate earnings and leverage sales and to more readily compare these metrics between past and future periods. Further, providing cash flow from operating activities net of cash used in investing activities is a useful measure in evaluating the Company’s ability to generate cash from operations after giving effect to cash used by investing activities.

The reconciliation of the forward-looking non-GAAP financial measure of changes in comparable sales on an owned plus licensed basis to GAAP comparable sales (i.e., on an owned basis) is in the same manner as illustrated below, where the impact of growth in comparable sales of departments licensed to third parties is the only reconciling item. In addition, the Company does not provide the most directly comparable forward-looking GAAP measure of diluted earnings per share attributable to Macy’s, Inc. shareholders because the timing and amount of excluded items (e.g., asset impairment charges, restructuring and other costs, retirement plan settlement charges and net premiums on the early retirement of debt) are unreasonably difficult to fully and accurately estimate.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the Company's financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company's financial position, results of operations or cash flows and should therefore be considered in assessing the Company's actual and future financial condition and performance. Additionally, the amounts received by the Company on account of sales of departments licensed to third parties are limited to commissions received on such sales. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

Change in Comparable Sales

	13 Weeks Ended October 28, 2017	39 Weeks Ended October 28, 2017

Decrease in comparable sales on an owned basis (Note 1)	(4.0)%	(4.0)%

Impact of growth in comparable sales of departments licensed to third parties (Note 2)	0.4%	0.4%

Decrease in comparable sales on an owned plus licensed basis	(3.6)%	(3.6)%

Notes:

(1)
Represents the period-to-period change in net sales from stores in operation throughout the year presented and the immediately preceding year and all online sales, excluding commissions from departments licensed to third parties.

(2)
Represents the impact of including the sales of departments licensed to third parties occurring in stores in operation throughout the year presented and the immediately preceding year and via the Internet in the calculation of comparable sales. The Company licenses third parties to operate certain departments in its stores and online and receives commissions from these third parties based on a percentage of their net sales. In its financial statements prepared in conformity with GAAP, the Company includes these commissions (rather than sales of the departments licensed to third parties) in its net sales. The Company does not, however, include any amounts with respect to licensed department sales (or any commissions earned on such sales) in its comparable sales in accordance with GAAP (i.e., on an owned basis). The Company believes that the amounts of commissions earned on sales of departments licensed to third parties are not material to its results of operations for the periods presented.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

Diluted Earnings Per Share Attributable to Macy's, Inc. Shareholders, Excluding Certain Items

The following is a reconciliation of the non-GAAP financial measure of diluted earnings per share attributable to Macy’s, Inc. shareholders, excluding certain items identified below, to GAAP diluted earnings per share attributable to Macy’s, Inc., shareholders, which the Company believes to be the most directly comparable GAAP measure.

	13 Weeks Ended October 28, 2017	13 Weeks Ended October 29, 2016

Diluted earnings per share attributable to Macy’s, Inc. shareholders	$0.12	$0.05
Add back the pre-tax impact of restructuring and other costs	0.11	—
Add back the pre-tax impact of settlement charges	0.07	0.20
Deduct the income tax impact of certain items identified above	(0.07)	(0.08)
Diluted earnings per share attributable to Macy’s, Inc. shareholders, excluding certain items	$0.23	$0.17

	39 Weeks Ended October 28, 2017	39 Weeks Ended October 29, 2016

Diluted earnings per share attributable to Macy’s, Inc. shareholders	$0.73	$0.46
Add back the pre-tax impact of impairments, restructuring and other costs	0.11	0.80
Add back the pre-tax impact of settlement charges	0.24	0.26
Add back the pre-tax impact of net premiums on the early retirement of debt (Note 1)	—	—
Deduct the income tax impact of certain items identified above	(0.13)	(0.41)
Diluted earnings per share attributable to Macy’s, Inc. shareholders, excluding certain items	$0.95	$1.11

Note:

(1)	The impact during the 39 weeks ended October 28, 2017 represents a value less than $.01 per diluted share attributable to Macy’s, Inc. shareholders.